UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2004

Caterpillar Financial Services Corporation
(Exact name of Registrant as specified in its charter)

0-13295
(Commission File Number)

Delaware	37-1105865
(State of incorporation)	(IRS Employer Identification Number)

2120 West End Avenue
Nashville, Tennessee 37203-0001
(Address of principal executive offices, with zip code)

(615) 341-1000
(Registrant's telephone number, including area code)

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 23, 2004, Caterpillar Financial Services Corporation ("CFSC") entered into a 5 year Credit Agreement ("Five Year Facility") among Caterpillar Inc., CFSC, Caterpillar International Finance p.l.c., and Caterpillar Finance Corporation ("Borrowers"), certain financial institutions named therein ("Banks"), Citibank, N.A., ("Agent"), Citibank International plc ("Local Currency Agent"), The Bank of Tokyo-Mitsubishi, Ltd. ("Japan Local Currency Agent"), ABN AMRO Bank N.V., Bank of America, National Association J.P. Morgan Securities Inc., Societe Generale and WESTLB AG, New York Branch ("Arrangers") and Citigroup Global Markets Inc. ("Lead Arranger and Sole Book Manager").

The Five Year Facility has a committed capacity of $2.5 billion that is comprised of commitments from 22 financial institutions. Caterpillar Inc. and the named subsidiaries borrow money by issuing commercial paper. Buyers of commercial paper want assurance that the company has alternative sources of funds so the commercial paper can be repaid at maturity. This Facility serves as a back stop to the commercial paper program and provides this assurance. Caterpillar has never drawn against the Facility.

Two Addendums were added because CFSC is operating in various foreign countries. To match fund their receivables, CFSC has several foreign currency commercial paper programs in several currencies. To back stop each of these commercial paper programs, CFSC has a sub-facility in the same currency. The Caterpillar International Finance p.l.c. ("CIF") Local Currency Addendum enables CIF to borrow in certain non-U.S. dollar currencies. The Caterpillar Finance Corporation ("CFC") Japan Local Currency Addendum enables CFC to borrow yen for amounts up to the equivalent of US$100 million.

Item 9.01. Financial Statements and Exhibits.

c)	Exhibits:
	99.1	Credit Agreement
	99.2	Local Currency Addendum
	99.3	Japan Local Currency Addendum

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Caterpillar Financial Services Corporation

Date: September 29, 2004	By: /s/ R. Clay Thompson
R. Clay Thompson
Secretary